Exhibit 10.1

Execution Version

FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of December 13, 2012, by and among AARON’S, INC., a Georgia corporation (“Borrower”), each of the lending institutions listed on the signature pages hereto (such lenders, the “Lenders”) and SUNTRUST BANK, a banking corporation organized and existing under the laws of Georgia having its principal office in Atlanta, Georgia, as Administrative Agent (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Revolving Credit Agreement, dated as of May 23, 2008, as amended by that certain First Amendment to Revolving Credit Agreement dated as of March 31, 2011, by that certain Second Amendment to Revolving Credit Agreement dated as of May 18, 2011 and that certain Third Amendment to Revolving Credit Agreement dated as of July 1, 2011 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.          Amendments.

(A) Section 1.1 of the Credit Agreement is amended by (i) replacing the definitions of “Base Rate”, “Change in Control”, “Change in Law”, “Fee Letter”, “Material Indebtedness”, “Permitted Acquisition”, “Required Lenders” and “Revolving Commitment Termination Date” in their entirety with the following definitions, (ii) by adding the following definitions of “Defaulting Lender”, “Fourth Amendment Date”, “Lender Insolvency Event”, “Material Subsidiary”, Non-Defaulting Lender” and “2011 Note Agreement” and (iii) by deleting the definition of the “Loudermilk Family”:

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent and one-half (1.50%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

"Change in Control" shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 33⅓ or more of the total voting power of shares of stock entitled to vote in the election of directors of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.17(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Fee Letter” shall mean that certain letter agreement dated as of November 13, 2012, by and between Borrower, SunTrust Robinson Humphrey, Inc. and Administrative Agent, setting forth certain fees applicable to the revolving credit facility described herein, either as originally executed or as hereafter amended or modified.

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“Defaulting Lender” shall mean, at any time, subject to Section 2.24(b), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.

“Fourth Amendment Date” shall mean December 13, 2012.

“Lender Insolvency Event” shall mean that (i) a Lender or its parent corporation is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its parent corporation is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its parent corporation, or such Lender or its parent corporation has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its parent corporation has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a parent corporation thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

"Material Indebtedness" shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Material Subsidiary” means at any time any direct or indirect Subsidiary of the Borrower having: (a) assets in an amount equal to at least 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent fiscal quarter of the Borrower at such time; or (b) revenues or net income in an amount equal to at least 5% of the total revenues or net income of the Borrower and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent fiscal quarter of the Borrower at such time.

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“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Permitted Acquisition” shall mean any Acquisition (whether foreign or domestic) so long as (a) immediately before and after giving effect to such Acquisition, no Default or Event of Default is in existence, (b) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (c) to the extent such Acquisition is of a Person or Persons that are not organized in the United States and/or of all or substantially all of the assets of a Person located outside the United States and the aggregate EBITDA attributable to all Foreign Subsidiaries for the most recently ended twelve month period (giving pro forma effect to such Acquisition) exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period, the Borrower complies with Section 5.10(b) hereof and (d) immediately after giving effect to such Acquisition, the Borrower and Subsidiaries will not be engaged in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related thereto. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any Affiliate thereof.

“Required Lenders” shall mean, at any time, Lenders holding at least 51% of the aggregate Revolving Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding at least 51% of the Loans provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Revolving Commitment Termination Date” shall mean the earliest of (i) December 13, 2017, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8(b) or Section 8.1 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

"2011 Note Agreement" shall mean that certain Note Purchase Agreement, dated as of July 5, 2011, by an among Borrower, the other Loan Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

(B) Section 1.3 of the Credit Agreement is amended by adding the following sentence to the end of such Section:

“Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be disregarded and such leases shall continue to be treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.”

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(C) Section 2.12 of the Credit Agreement is amended by replacing subsection (a) of such Section in its entirety with the following:

(a) The Borrower shall pay interest with respect to the Revolving Loans made to the Borrower pursuant to Section 2.2(i) on each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(D) Section 2.13 of the Credit Agreement is amended by adding the following subsection (e) to such Section:

(e)          Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.24, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.20 shall automatically be deemed adjusted to reflect the provisions of this subsection.

(E)         Section 2.17 of the Credit Agreement is amended by adding the following sentence to the end of subsection (b) of such Section:

For the avoidance of doubt, Lenders may only make claims for compensation pursuant to this Section 2.17, in respect of a Change in law, to the extent such claims are a consequence of its obligations hereunder or under or in respect of any Letter of Credit.

(F)         Section 2.20 of the Credit Agreement is amended by replacing subsection (e) of such Section in its entirety with the following:

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(e)          Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(G)         Section 2.21(b) of the Credit Agreement by replacing the first sentence of subsection (b) of such Section in its entirety with the following:

“If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.19, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments.”

(H)         Article II of the Credit Agreement is amended by adding the following Section 2.24 to such Article:

SECTION 2.24         Defaulting Lenders.

(a)          If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)                    the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Revolving Lender has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and

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(ii)                   to the extent that any portion (the “unreallocated portion”) of the LC Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) above for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (x) cash collateralize the obligations of the Borrower to the Issuing Bank or the Swingline Lender in respect of such LC Exposure or such Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and the Swingline Exposure of such Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or cash collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.

(b)          If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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(c)          So long as any Lender is a Defaulting Lender, the Issuing Bank will not be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:

(i)            in the case of a Defaulting Lender, the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;

(ii)           in the case of a Defaulting Lender, without limiting the provisions of subsection (a)(ii) of this Section, the Borrower cash collateralizes its reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)          in the case of a Defaulting Lender, the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-cash collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.20 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.

(I)         Sections 4.5 and 4.10 of the Credit Agreement are amended by deleting all references to “$5,000,000” appearing therein and replacing said references with “$10,000,000”.

(J)         Section 5.1 of the Credit Agreement is amended by adding the following sentence at the end of subsection (a) thereof:

It being agreed that the requirements of this subsection may be satisfied by the delivery of the applicable annual report on Form 10-K of Interface to the Securities and Exchange Commission to the extent that (i) it contains the foregoing information and (ii) it is delivered within the applicable time period noted herein and is available to the Lenders on EDGAR.

(K)         Section 5.1 of the Credit Agreement is further amended by adding the following sentence at the end of subsection (b) thereof:

It being agreed that the requirements of this subsection may be satisfied by the delivery of the applicable quarterly report on Form 10-Q of Interface to the Securities and Exchange Commission to the extent that (i) it contains the foregoing information and (ii) it is delivered within the applicable time period noted herein and is available to the Lenders on EDGAR.

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(L)         Section 5.1 of the Credit Agreement is further amended by replacing the reference in subsection (g) to “30 days” with “60 days”.

(M)         Section 5.2 of the Credit Agreement is amended by deleting all references to “$2,500,000” appearing therein and replacing said references with “$5,000,000”.

(N)         Section 5.10 of the Credit Agreement is amended by replacing subsection (b) of such Section in its entirety with the following:

(b)          The Borrower may, after the Closing Date, acquire or form additional Foreign Subsidiaries. To the extent the aggregate EBITDA attributable to all Foreign Subsidiaries whose stock has not been pledged to secure the Obligations pursuant to this subsection for the most recently ended twelve month period exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period (the “Foreign Pledge Date”), the Borrower (i) shall notify the Administrative Agent and the Lenders thereof, (ii) subject to any required intercreditor arrangements entered into between the Administrative Agent and the holders of the notes issued under the 2011 Note Agreement (or any representative thereof) in order to accomplish any required equal sharing of such pledged collateral pursuant to the terms of the 2011 Note Agreement, deliver stock certificates and related pledge agreements, in form satisfactory to a collateral agent acceptable to the Administrative Agent, evidencing the pledge of 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding capital stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of one or more Foreign Subsidiaries directly owned by the Borrower or any Domestic Subsidiary to secure the Obligations to the extent necessary such that, after giving effect to such pledge, the EBITDA attributable to all Foreign Subsidiaries whose stock has not been pledged to secure the Obligations pursuant to this subsection for the most recently ended twelve month period does not exceed twenty percent, and (iii) cause such Foreign Subsidiary whose stock is pledged pursuant to the immediately preceding clause (ii) to deliver simultaneously therewith similar documents applicable to such Foreign Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent; provided that in no event shall any such Foreign Subsidiary be required to join the Subsidiary Guarantee Agreement or otherwise to guarantee any of the Obligations. Upon the occurrence of the Foreign Pledge Date, the Borrower will be required to comply with the terms of this Section 5.10(b) within thirty (30) days after any new Foreign Subsidiary is acquired or formed. Upon the occurrence of the Foreign Pledge Date and within a reasonable time thereafter, the Administrative Agent shall enter into an intercreditor agreement, in form and substance satisfactory to the Required Lenders, with all other creditors of the Borrower having a similar covenant with the Borrower.

(O) Article VI of the Credit Agreement is amended by adding the following paragraph to the end of such Article:

Upon the Borrower’s delivery at any time on or after the date hereof of one or more executed amendments to the agreements governing all outstanding Private Placement Debt, in form and substance satisfactory to the Administrative Agent, which (i) remove the covenant governing the Total Adjusted Debt to Total Adjusted Capital Ratio of the Borrower or its equivalent in such agreements then, so long as no Default or Event of Default has occurred or is continuing on such date, Section 6.2 hereof shall be deleted as of such date and/or (ii) remove the covenant governing the minimum Consolidated Net Worth of the Borrower or its equivalent in such agreements then, so long as no Default or Event of Default has occurred or is continuing on such date, Section 6.4 hereof shall be deleted as of such date.

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(P)        Section 7.1 of the Credit Agreement is amended by replacing subsections (c), (i), (j) and (l) of such Section in their entirety with the following:

(c)          Indebtedness of the Borrower or any Subsidiary incurred after the Closing Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $60,000,000 at any time outstanding and that the aggregate principal amount of such Indebtedness incurred by Foreign Subsidiaries, together with the principal amount of Indebtedness permitted to be made under clause (j) does not exceed 20% of the total assets of the Borrower and its Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered (giving pro forma effect to such acquisition);

(i)          Guarantees by Borrower of permitted Indebtedness of Foreign Subsidiaries;

(j)          unsecured Indebtedness of Foreign Subsidiaries (whether such Indebtedness represents loans made by the Borrower or any of its Subsidiaries or by a third party) so long as after giving pro forma effect to the incurrence of such Indebtedness, (x) the Total Debt to EBITDA Ratio measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed the maximum threshold then permitted under Section 6.1, (y) no Default or Event of Default has occurred and is continuing, or would result therefrom and (z) the aggregate principal amount of such Indebtedness, together with the amount of and Indebtedness permitted to be incurred by such Foreign Subsidiaries under clause (c), does not exceed 20% of the total assets of the Borrower and its Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered (giving pro forma effect to any Acquisition financed with such Indebtedness);

(l)          any other unsecured Indebtedness of the Borrower or any Subsidiary that is a Loan Party so long as after giving pro forma effect to the incurrence of such Indebtedness, (x) the Total Debt to EBITDA Ratio measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed the maximum threshold then permitted under Section 6.1, and (y) no Default or Event of Default has occurred and is continuing, or would result therefrom.

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(Q)         Section 7.4 of the Credit Agreement is amended by (x) deleting the reference to “$1,000,000” appearing in clause (e) of such Section and replacing said reference with “$2,000,000”, (y) deleting the reference to “$25,00,000” appearing in clause (j) of such Section and replacing said reference with “$50,000,000” and (z) replacing clause (h) in its entirety with the following:

(h)          loans to and other investments in Foreign Subsidiaries, provided that, the aggregate amount of such outstanding loans to and investments in such Foreign Subsidiaries do not exceed the amount permitted under Section 7.1(j).

(R) Section 7.6 of the Credit Agreement is amended by deleting the reference to “$30,000,000” appearing in clause (f) of such Section and replacing said reference with “$100,000,000”.

(S) Section 7.9 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, the Borrower may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $300,000,000 from and after the Fourth Amendment Date.

(T)         Section 8.1 of the Credit Agreement is amended by (x) deleting the reference to “$2,500,000” appearing in clause (k) of such Section and replacing said reference with “$5,000,000” and (y) replacing clauses (h), (i), (j) and (l) of such Section in its entirety with the following:

(h)          the Borrower, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

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(j)          the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(l) judgments and orders for the payment of money in excess of $20,000,000 in the aggregate, to the extent not covered by insurance for which the insurance carrier has acknowledged coverage, shall be rendered against the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, and to the extent such judgments or orders have not been discharged either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(U)         Section 9.7 of the Credit Agreement is amended by adding the following subsection (c) to such Section:

(c)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.24(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

(V) Section 10.1 of the Credit Agreement is amended by replacing subsection (a)(i) of such Section in its entirety with the following:

(i)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Aaron’s, Inc.
1100 Aaron Building
309 East Paces Ferry Road, NE
Atlanta, GA 30305-2377
Attn: Chief Financial Officer
Telecopy Number: (404) 240-6520

with a copy to:

Aaron’s, Inc.
1100 Aaron Building

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309 East Paces Ferry Road, N.E.
Atlanta, GA 30305-2377
Attn: General Counsel
Telecopy Number: (678) 402-3512

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Road
Atlanta, Georgia 30327
Attention: Kelly Gunter
Telecopy Number: (404) 439-7327

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

and

King & Spalding LLP
1180 Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: Carolyn Z. Alford
Telecopy Number: (404) 572-5100

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E. / Mail Code 3706 / 16th
Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

To any other Lender:	the address set forth on the Administrative
Questionnaire or in the Assignment and
Acceptance that such Lender executes

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

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(W) Section 10.2 of the Credit Agreement is amended by adding the following subsection (c) to such Section:

(c)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

(X) Section 10.4 of the Credit Agreement is amended by adding the following clause to the end of the first sentence of the last paragraph of subsection (b) of such Section:

provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(Y) Schedule 1.1(a) of the Credit Agreement is amended by replacing such Schedule with Schedule 1.1(a) attached hereto.

2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received:

(i)          executed counterparts to this Amendment from the Borrower, each of the Guarantors and the Lenders;

(ii)         a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of this Amendment to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing this Amendment;

(iii)        certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and with respect to the Borrower the States of Texas, Ohio, North Carolina and Virginia where the Borrower is required to be qualified to do business as a foreign corporation;

(iv)        a favorable written opinion of Kilpatrick Townsend, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Amendment, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

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(v)         executed amendments to the Loan Facility Agreement and the RIMCO Loan Facility Agreement, in form and substance satisfactory to the Administrative Agent;

(vi)        certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired; and

(vi)        amendment fees for the ratable benefit of the Lenders executing this Amendment required to be paid by the Borrower pursuant to the Fee Letter, the fees otherwise due and payable on the date hereof pursuant to the Fee Letter and reimbursement or payment of the Administrative Agent’s reasonable costs and expenses incurred in connection with this Amendment (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent).

3.          Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)          The execution, delivery and performance by such Loan Party of this Amendment (i) are within such Loan Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Loan Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Loan Party or any of its Subsidiaries is a party or by which such Loan Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Loan Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;

(b)          This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general;

(c)          After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

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4.          Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Subsidiary Guarantee Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guarantee Agreement (i) is and shall continue to be a primary, absolute and unconditional obligation of such Guarantor, except as may be specifically set forth in the Subsidiary Guarantee Agreement, and (ii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Subsidiary Guarantee Agreement.

5.          Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.          Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.

7.          No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.          Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.          Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10.         Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11.         Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:

AARON’S, INC.

By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President, Chief Financial
Officer

GUARANTORS:

AARON INVESTMENT COMPANY, as
Guarantor

By:	/s/ Gilbert L. Danielson
Name: Gilbert L. Danielson
Title: Vice President and Treasurer

AARON PRODUCTION COMPANY, as
Guarantor

By:	/s/ Gilbert L. Danielson
Name: Gilbert L. Danielson
Title: Executive Vice President and CFO

99LTO,LLC, as
Guarantor

By:	/s/ Gilbert L. Danielson
Name: Gilbert L. Danielson
Title: Executive Vice President and CFO

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEEMENT]

LENDERS:

SUNTRUST BANK

By:	/s/ Kelly Gunter
Name: Kelly Gunter
Title: Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kathleen H. Reedy
Name: Kathleen H. Reedy
Title: Managing Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEEMENT]

REGIONS BANK

By:	/s/ Scott J. Rossman
Name: Scott J. Rossman
Title: Senior Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Bradley B. Sands
Name: Bradley B. Sands
Title: Assistant Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Ryan Maples
Name: Ryan Maples
Title: Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEMENT]

SCHEDULE 1.1(a)

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Total Debt to EBITDA Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee
I	Less than 1.50:1.00	1.000% per annum	0% per annum	0.15% per annum
II	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.125% per annum	0% per annum	0.20% per annum
III	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	1.250% per annum	0% per annum	0.25% per annum
IV	Greater than or equal to 2.50:1.00	1.500% per annum	0% per annum	0.30% per annum